                                                                     EXHIBIT 4.1

      FIRST AMENDMENT TO STOCKHOLDER PROTECTION RIGHTS AGREEMENT

      THIS FIRST AMENDMENT TO STOCKHOLDER PROTECTION RIGHTS AGREEMENT (this "Amendment") dated as of the 17th day of March, 2005, by and between CTI Molecular Imaging, Inc., a Delaware corporation (the "Company"), and SunTrust Bank, as Rights Agent (the "Rights Agent"), constitutes the first amendment to the Shareholder Protection Rights Agreement dated May 21, 2002 by and between the Company and the Rights Agent (the "Rights Agreement").

                              W I T N E S S E T H:

      WHEREAS, the parties hereto desire to amend the Rights Agreement in certain respects on the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

      1. The Rights Agreement is hereby amended by:

      (a) Adding the following sentence at the end of the definition of "Acquiring Person" in Section 1.1 of the Rights Agreement:

      "Notwithstanding any of the terms of the foregoing definition, no Person shall become an "Acquiring Person" solely as the result of the execution and delivery of, or the consummation of any of the transactions contemplated by, the Agreement and Plan of Merger dated as of March 18, 2005, by and among the Company, Siemens Medical Solutions USA, Inc. ("Parent"), and MI Acquisition Co. ("Purchaser") (the "Merger Agreement"), and any agreements, documents or instruments executed or entered into in connection with the Merger Agreement (collectively with the Merger Agreement, the "Parent Transaction Documents")."

      (b) Deleting the definition of "Expiration Time" in Section 1.1 of the Rights Agreement in its entirety, and inserting the following:

      ""Expiration Time" shall mean the earliest of (i) the Exchange Time, (ii) the Termination Time, (iii) June 1, 2012, (iv) other than the merger of CTI, Inc. and the Company in connection with the reorganization of CTI, Inc. as a Delaware corporation, the time of a merger of the Company into another corporation pursuant to an agreement entered into prior to a Flip-In Date, and (v) at the effective time of the merger of Purchaser with and into the Company pursuant to the terms of the Parent Transaction Documents."

      (c) Adding the following sentence at the end of the definition of "Flip-In Date" in Section 1.1 of the Rights Agreement:

      "Notwithstanding any of the terms of the foregoing definition, no "Flip-In Date " will occur solely as the result of the execution and delivery of, or the consummation of any of the transactions contemplated by, the Parent Transaction Documents."

      (d) Adding the following sentence at the end of the definition of "Flip-Over Transaction or Event" in Section 1.1 of the Rights Agreement:

      "Notwithstanding any of the terms of the foregoing definition, no "Flip-Over Transaction or Event" will occur solely as the result of the execution and delivery of, or the consummation of any of the transactions contemplated by, the Parent Transaction Documents."

      (e) Adding the following sentence at the end of the definition of "Separation Time" in Section 1.1 of the Rights Agreement:

      "Notwithstanding any of the terms of the foregoing definition, no "Separation Time" will occur solely as the result of the execution and delivery of, or the consummation of any of the transactions contemplated by, the Parent Transaction Documents."

      (f) Adding the following sentence at the end of the definition of "Stock Acquisition Date" in Section 1.1 of the Rights Agreement:

      "Notwithstanding any of the terms of the foregoing definition, no "Stock Acquisition Date" will occur solely as the result of the execution and delivery of, or the consummation of any of the transactions contemplated by, the Parent Transaction Documents, or any public announcement of any of the foregoing."

      2. All terms defined in the Rights Agreement which are used herein shall have the meanings defined in the Rights Agreement, unless specifically defined otherwise herein.

      3. The term "Agreement" as used in the Rights Agreement shall mean the Rights Agreement, as amended by this Amendment, or as it may from time to time be amended in the future by one or more other written amendment or modification agreements entered into pursuant to the applicable provisions of the Rights Agreement.

      4. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

      5. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

      6. Except as expressly herein amended, the terms and conditions of the Rights Agreement shall remain in full force and effect.

      7. This Amendment is not intended to be, nor shall it be construed to be, a novation.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

                           CTI MOLECULAR IMAGING, INC.

                           By: /s/ Ronald Nutt
                              ----------------------------------------
                           Name: Ronald Nutt
                           Title: President & Chief Executive Officer

                           SUNTRUST BANK

                           By: /s/ Sue Hampton
                              ----------------------------------------
                           Name: Sue Hampton
                           Title: Vice President

                                     - 3 -